UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2017

UQM Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-10869	84-0579156
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4120 Specialty Place Longmont, Colorado 80504
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (303) 682-4900

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: [  ]

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2017, UQM Technologies, Inc. (the “Company”) entered into new employment agreements (the “Agreements”) with each of Joseph R. Mitchell, President and Chief Executive Officer; David I. Rosenthal, Treasurer, Secretary and Chief Financial Officer; and Adrian P. Schaffer, Senior Vice President of Sales and Business Development (together, the “Officers”).  The prior employment agreements with each of the Officers expired by their terms on June 30, 2017.  In connection with entering into Mr. Schaffer’s Agreement, Mr. Shaffer will be promoted to Senior Vice President of Sales and Business Development, having previously held the title of Vice President of Sales and Business Development.

Each Agreement was effective as of July 1, 2017 and, unless terminated earlier in accordance with its terms, continues until December 31, 2019 with automatic twenty-four month period extensions unless the Company or the applicable Officer provides notice prior to the end of the term, as extended. The Agreements provide for an annual base salary of $350,000 for Mr. Mitchell, $259,684 for Mr. Rosenthal and $248,820 for Mr. Schaffer.  In addition, the Officers are eligible to receive (i) a discretionary annual cash bonus at a target level of 75% (in the case of Mr. Mitchell), 40% (in the case of Mr. Rosenthal) or 35% (in the case of Mr. Schaffer) of his respective base salary and (ii) long-term incentive equity grants at a target level of 100% (in the case of Mr. Mitchell), 65% (in the case of Mr. Rosenthal) or 55% (in the case of Mr. Schaffer) of his respective base salary. The Officers are entitled to receive a pro rata portion of the discretionary annual cash bonus upon certain defined termination events, including those described below.

Each Agreement provides that if an Officer’s employment is terminated by the Company without Cause (as defined in the Agreements) or for Good Reason (as defined in the Agreements), such Officer will be entitled to: (i) vested employee benefits, if any, to which such Officer is entitled pursuant to the terms and conditions of the Company’s benefit plans (the “Accrued Obligations”); and (ii) a cash payment equal to twelve months (in the case of Mr. Mitchell) or six months (in the case of Messrs. Rosenthal and Schaffer) of such Officer’s then base salary plus an amount equal to the product of (y) 66% and (z) six times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by such Officer immediately prior to the termination date.

If a Change in Control Event (as defined in the Agreements) occurs and, if within the twenty-four month period immediately following such event, (a) the Company or its successor terminates an Officer’s employment without Cause, or (b) an Officer terminates his employment on account of a Material Change (as defined in the Agreements), such Officer shall be entitled to: (i) the Accrued Obligations; and (ii) a cash payment equal to twenty-four months (in the case of Mr. Mitchell) or twelve months (in the case of Messrs. Rosenthal and Schaffer) of such Officer’s then base salary plus the average annual discretionary cash bonus paid to such Officer for the preceding three calendar years plus an amount equal to the product of (y) 66% and (z) six times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by such Officer immediately prior to the termination date.  In addition, all outstanding but unvested options and restricted stock awards of the Company held by such Officer will become fully vested and exercisable for the remainder of their original term.

Pursuant to each of the Agreements, the Company will also maintain, at its expense, life insurance coverage on each Officer payable to his designees in an amount equal to three times such Officer’s then base salary.  In addition, each Officer will receive a monthly automobile allowance.

The foregoing description of the Agreements is only a summary and is qualified in its entirety by reference to the full text of the Agreements, which are attached to this Current Report on Form 8-K as Exhibit 10.1, 10.2 and 10.3 and are incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of July 1, 2017, between UQM Technologies, Inc. and Joseph R. Mitchell
10.2	Employment Agreement, dated as of July 1, 2017, between UQM Technologies, Inc. and David I. Rosenthal
10.3	Employment Agreement, dated as of July 1, 2017, between UQM Technologies, Inc. and Adrian P. Schaffer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

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UQM TECHNOLOGIES, INC.

Date: July 5, 2017	/s/ DAVID I. ROSENTHAL
David I. Rosenthal
Treasurer, Secretary and Chief Financial Officer